Exhibit 99.2

Independent Auditor’s Report

To the Board of Directors and Shareholder of

Ladder Capital Corp

We have audited the accompanying statement of revenue and certain expenses for the Richmond Properties (the “Properties”) for the year ended December 31, 2012.

Management’s Responsibility for the Statement of Revenue and Certain Expenses

Management is responsible for the preparation and fair presentation of the statement of revenue and certain expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenue and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenue and certain expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the statement of revenue and certain expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Properties’ preparation and fair presentation of the statement of revenue and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenue and certain expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenue and certain expenses of the Properties present fairly, in all material respects, the revenue and certain expenses described in Note 2 of the Properties’ Statement of Revenue and Certain Expenses for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 to the statement of revenue and certain expenses, which describes that the accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the Properties’ revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

New York, New York

December 23, 2013

Richmond Properties

Statements of Revenue and Certain Expenses

	Period from January 1, 2013	Year Ended
	to March 31, 2013	December 31, 2012
	(unaudited)
	(dollars in thousands)
Revenue
Rental revenue	$3,414	$13,743
Tenant recoveries	852	3,508
Other income	57	242

Total revenue	$4,323	$17,493

Certain expenses
Operating expenses	$1,278	$4,451
Taxes and insurance	280	1,097
Loss on collections	—	106

Total certain expenses	1,558	5,654

Revenue in excess of certain expenses	$2,765	$11,839

The accompanying notes are an integral part to the statements of revenue and certain expenses.

Richmond Properties

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(1) Organization

The Richmond Properties (the “ Properties”), consists of eleven multi-story office buildings and three single-story office buildings located in Richmond, VA. Prior to June 7, 2013, the Properties were owned by Richmond Green Properties, LLC, a Delaware limited partnership. On June 7, 2013, the Properties were acquired by Lingerfelt Office Properties LLC, an entity consolidated by Ladder Capital Finance Holdings LLLP (the “Company”). The accompanying statements of revenue and certain expenses (“Statements”) relate to the operations of the Properties. The Properties’ operations are presented on a combined basis as a result of being under common management and ownership during all of the periods presented.

(2) Significant Accounting Policies

(a) Basis of Presentation

The accompanying Statements have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, are not representative of the actual results of operations of the Properties, due to the exclusion of the following revenue and expenses which may not be comparable to the proposed future operations of the Properties:

•	Depreciation and amortization

•	Interest income and expense

•	Amortization of above and below market leases

•	Other miscellaneous revenue and expenses not directly related to the proposed future operations of the Properties.

Except as noted above, the Company is not aware of any material factors relating to the Properties other than those discussed that would cause the reported financial information not to be indicative of future operating results.

(b) Revenue Recognition

The Properties recognize rental revenue from tenants on a straight-line basis over the lease term when collectability is reasonably assured and the tenant has taken possession or controls the physical use of the leased asset. Tenant recoveries related to reimbursement of real estate taxes, insurance, repairs, maintenance, and other operating expenses are recognized as revenue in the period the applicable expenses are incurred. The reimbursements are recognized and presented gross, as the Properties are generally the primary obligor with respect to purchasing goods and services from third-party suppliers, have discretion in selecting suppliers and bear the associated credit risk related to the reimbursement from the tenant.

Rental revenue is recognized on a straight-line basis over the term of the related leases when collectability is reasonably assured. Differences between rental revenue earned and amounts due under the leases are charged or credited, as applicable, to accrued rental revenue. All straight-line rent adjustments associated with the Properties are reflected in financial statements for the period from January 1, 2013 to March 31, 2013 (unaudited) and for the year ended December 31, 2012. All certain expenses and costs are paid by the property owner, and then reimbursed by the tenant.

(c) Use of Estimates

Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(d) Unaudited Interim Statement

The statement of revenue and certain expenses for the period from January 1, 2013 to March 31, 2013 for the Properties is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

Richmond Properties

Notes to Statements of Revenue and Certain Expenses

(dollars in thousands)

(3) Description of Leasing Arrangements

The Properties are leased to numerous tenants under non-cancelable operating leases which the last lease expiration date is April 30, 2021.

Future minimum base rentals over the next five years on the non-cancelable operating leases at March 31, 2013 are as follows:

Amount
2013	9,828
2014	12,428
2015	11,247
2016	8,135
2017	5,817
Thereafter	8,998

Total	56,453

The above future minimum lease payments exclude tenant recoveries, amortization of accrued rental revenue and above/below-market lease intangibles.

The Properties have one tenant that rents 9% of the total rentable space and paid approximately 10% of the total base rental revenue for the three month period ended March 31, 2013 and the year ended December 31, 2012.

(4) Commitments and Contingencies

The Properties are subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Properties’ revenue and certain operating expenses.

(5) Subsequent Events

Management has evaluated the events and transactions that have occurred through December 23, 2013 the date which the Statements were available to be issued, and noted no items requiring adjustment of the Statements or additional disclosure.

MINNEAPOLIS PROPERTY

New York, NY

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

Including Independent Auditors’ Report

For the Nine-Month Period Ended September 30, 2013 (Unaudited)

and the Year Ended December 31, 2012

MINNEAPOLIS PROPERTY

TABLE OF CONTENTS

For the Nine-Month Period Ended September 30, 2013 (Unaudited) and the Year Ended December 31, 2012

Independent Auditors’ Report	1 - 2

Financial Statements

Statements of Revenue and Certain Expenses	3

Notes to Statements of Revenue and Certain Expenses	4 - 6

INDEPENDENT AUDITORS’ REPORT

To Management and the Board of Directors

Ladder Capital Finance Holdings LLLP

New York, NY

We have audited the accompanying statement of revenue and certain expenses of the Minneapolis Property (the “Property”) for the year ended December 31, 2012, and the related notes (the financial statement).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

To Management and the Board of Directors

Ladder Capital Finance Holdings LLLP

December 23, 2013

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of the Property for the year ended December 31, 2012, in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

We draw attention to Note 1 to the financial statement, which describes that the accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for the inclusion in Form S-1 of Ladder Capital Corp) and is not intended to be a complete presentation of the Property’s revenue and expenses. Our opinion is not modified with respect to this matter.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

December 23, 2013

MINNEAPOLIS PROPERTY

STATEMENTS OF REVENUE AND CERTAIN EXPENSES

	Nine-month period ended September 30, 2013 (Unaudited)	Year ended December 31, 2012
REVENUE
Commercial rental income	$2,665,558	$3,355,647
Operating expense reimbursements	2,702,537	2,785,384
Parking rental income	126,073	118,482

Total Revenue	5,494,168	6,259,513

CERTAIN EXPENSES
Other operating expenses	1,238,901	1,500,138
Maintenance	978,462	1,321,249
Utilities	1,307,420	1,679,037

Total Certain Expenses	3,524,783	4,500,424

Revenue in Excess of Certain Expenses	$1,969,385	$1,759,089

See accompanying notes to the statements of revenue and certain expenses.

MINNEAPOLIS PROPERTY

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

For the Nine-Month Period Ended September 30, 2013 (Unaudited) and the Year Ended December 31, 2012

NOTE 1 - Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations - The Minneapolis Property (the “Property”) is a twenty-six story multi-tenant office building located at 120 South Sixth Street, Minneapolis, Minnesota. The Property has 393,902 net rentable square feet and 130 rentable underground parking spaces. The accompanying statements of revenue and certain expenses (“Statements”) relate to the operations of the Property.

On October 9, 2013, the Propety was acquired by CanPac Owner, LLC (“CanPac”), a limited liability company majority owned and consolidated by Ladder Capital Finance Holdings LLLP. Prior to October 9, 2013, the Property was owned by an unaffiliated third party.

Basis of Presentation - The accompanying Statements have been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended, and accordingly, exclude the following certain expenses which may not be comparable to the proposed future operations of the Property: depreciation and amortization; mortgage interest expense; amortization of above and below market leases; corporate overhead; and other miscellaneous revenue and expenses.

Revenue Recognition - Rental revenue is recognized on a straight-line basis over the term of the non-cancelable portion of the related leases. Differences between rental revenue earned and amounts due under the leases are charged or credited, as applicable, to deferred rental revenue. The impact of the straight-line rent adjustment increased rental revenue by approximately $328,000 for the nine-month period ended September 30, 2013, and increased rental revenue by approximately $916,000 for the year ended December 31, 2012. Lease incentives, including moving and tenant improvement allowances, are charged against rental revenues on a straight-line basis over the terms of the applicable lease. Tenant leases also provide for recoveries from tenants of common area maintenance, real estate taxes, and other operating expenses. These recoveries are recognized as revenue in the period the applicable costs are incurred.

Use of Estimates - Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting periods to prepare the Statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Unaudited Interim Statement - The statement of revenue and certain expenses for the nine-month period ended September 30, 2013 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of normal recurring nature.

MINNEAPOLIS PROPERTY

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

For the Nine-Month Period Ended September 30, 2013 (Unaudited) and the Year Ended December 31, 2012

NOTE 2 - Management Fee Agreements and Related Party Transactions

The Property entered into a property and asset management agreement with NorthStar Equity Services, LLC (dba - Hempel), an entity related by common ownership. The Property is required to pay Hempel a monthly management fee of 4% of the gross rents collected. Hempel will also be paid a fee of 3% of the hard costs incurred for certain construction management activities of the Property. The Property is also required to pay salary, bonus and cost of employment for management employees allocated to and working at the Property.

Total management fees for the nine-month period ended September 30, 2013 and the year ended December 31, 2012 were $194,372 and $203,841 respectively. Other management firm employee covered costs were $127,255 and $171,966 for the nine-month period ended September 30, 2013 and the year ended December 31, 2012, respectively.

Subsequent to September 30, 2013, CanPac entered into a property and asset management agreement with Hempel under similar terms.

NOTE 3 - Tenant and Leasing Information

The Property rents office space to tenants under long-term operating lease agreements that provide for monthly payments based on a minimum rent plus recoveries for certain operating expenses and real estate taxes. Tenant leases expire at various dates through August 31, 2027.

Future approximate minimum rentals under these agreements for the five years ending after December 31, 2012 are as follows:

2013	$3,581,345
2014	3,328,833
2015	3,093,752
2016	2,792,547
2017	2,702,980
Thereafter	14,133,759

Total	$29,633,216

Future approximate minimum rentals under these agreements for the five years ending after September 30, 2013 are as follows:

2013 - period from October 1, 2013 through December 31, 2013	$869,357
2014	3,760,321
2015	3,898,426
2016	3,698,508
2017	3,544,472
Thereafter	16,948,674

Total	$32,719,758

The Property has two tenants that rent approximately 42% of the total rentable space and paid approximately 52% of the total base rental revenue for the nine-month period ended September 30, 2013. The Property had two tenants that rented approximately 38% of the total rentable space and paid approximately 51% of the total base rental revenue for the year ended December 31, 2012.

MINNEAPOLIS PROPERTY

NOTES TO STATEMENTS OF REVENUE AND CERTAIN EXPENSES

For the Nine-Month Period Ended September 30, 2013 (Unaudited) and the Year Ended December 31, 2012

NOTE 4 - Commitments and Contingencies

The Property has various contracts with unrelated third parties to provide services for the Property including janitorial, elevator maintenance, security, and parking garage facilities. These agreements expire at various dates through August 2014, and have termination clauses which typically only require 30 days notice. Certain of the agreements are currently under month-to-month terms. Under the terms of the parking facility agreement, the Company pays a monthly fee equal to 4% of gross revenues collected. The minimum future amounts to be paid under these contracts for the years ending after December 31, 2012 are as follows (assuming no termination during the contract periods): 2013 - $565,774; and 2014 - $383,040.

Effective November 1, 2013, CanPac entered into a parking garage service agreement with a new operator for an intial five year term. Under the agreement, the operator is required to pay CanPac $370,000 per year for the right to operate the parking garage, plus potential additional consideration as defined in the agreement.

The Property is subject to legal claims and disputes in the ordinary course of business. Management believes that the ultimate settlement of any existing potential claims and disputes would not have a material impact on the Property’s revenue and certain operating expenses.

NOTE 5 - Subsequent Events

The Property has evaluated subsequent events through December 23, 2013, the date on which the statement of revenue and certain expenses was available to be issued.

The following unaudited pro forma consolidated financial statements have been prepared to provide pro forma information with regard to real estate acquisitions, as applicable, under Article 11 of Regulation S-X Rule 3-14.

The accompanying unaudited pro forma consolidated balance sheet as of September 30, 2013 combine our historical operations with the purchase of the real estate acquisitions described below, which occurred subsequent to September 30, 2013, as if those transactions had occurred on September 30, 2013.

The accompanying unaudited pro forma consolidated statements of income for the nine months ended September 30, 2013 and the year ended December 31, 2012 combine our historical operations with the purchase of each of the real estate acquisitions described below, as if those transactions had occurred on January 1, 2012.

This pro forma information should be read in conjunction with the historical consolidated financial statements of the Company as of September 30, 2013, and the notes thereto, the financial statement of revenue and certain expenses for the Richmond Properties for the year ended December 31, 2012, and the notes thereto and the financial statement of revenue and certain expenses for the Minneapolis Property for the year ended December 31, 2012, and the notes thereto. The unaudited pro forma consolidated balance sheet and statements of income have been prepared by our management based upon our historical financial statements and certain historical financial information of the acquired properties. These pro forma statements may not be indicative of the results that actually would have occurred if these transactions had not been in effect on the dates indicated, nor do they purport to represent our future financial results. The accompanying unaudited pro forma consolidated balance sheet and statements of income do not contemplate certain amounts that are not readily determinable, such as additional general and administrative expenses that are probable, or interest income that would be earned on cash balances.

Ladder Capital Finance Holdings LLLP

Pro Forma Consolidated Balance Sheet (unaudited)

Nine Months Ended September 30, 2013

	Company		Company Pro
	Historical	Acquisitions	Forma
Assets
Cash and cash equivalents	$62,527,331	$(447,340)	$62,079,991
Cash collateral held by broker	36,188,694		36,188,694
Mortgage loan receivables held for investment, at amortized cost	369,609,166		369,609,166
Mortgage loan receivables held for sale	93,031,322		93,031,322
Real estate securities, available-for-sale:			—
Investment grade commercial mortgage backed securities	877,467,235		877,467,235
GN construction securities	10,398,166		10,398,166
GN permanent securities	106,078,762		106,078,762
Interest-only securities	323,032,277		323,032,277
Real estate, net	510,146,878	51,520,000	561,666,878
Investments in unconsolidated joint ventures	12,074,319		12,074,319
FHLB stock	36,400,000		36,400,000
Derivative instruments	1,642,073		1,642,073
Due from brokers	23,404,631		23,404,631
Accrued interest receivable	11,433,271		11,433,271
Other assets	32,733,573	2,045,917	34,779,490

Total assets	$2,506,167,698	$53,118,577	$2,559,286,275

Liabilities and Capital
Liabilities
Repurchase agreements	$6,151,000	$52,425,528	$58,576,528
Long-term financing	291,238,247		291,238,247
Borrowings from the FHLB	608,000,000		608,000,000
Senior unsecured notes	325,000,000		325,000,000
Due to brokers	18,153,020		18,153,020
Derivative instruments	19,473,262		19,473,262
Accrued expenses	46,390,267		46,390,267
Other liabilities	14,440,977	179,232	14,620,209

Total liabilities	1,328,846,773	52,604,760	1,381,451,533

Commitments and contingencies
Capital
Partners’ capital
Series A preferred units	820,956,465	(529,260)	820,427,205
Series B preferred units	289,133,997	(186,400)	288,947,597
Common units	57,866,450	(178,915)	57,687,535

Total partners’ capital	1,167,956,912	(894,575)	1,167,062,337
Noncontrolling interest	9,364,013	1,408,392	10,772,405

Total capital	1,177,320,925	513,817	1,177,834,742

Total liabilities and capital	$2,506,167,698	$53,118,577	$2,559,286,275

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Pro Forma Consolidated Statement of Income (unaudited)

Nine Months Ended September 30, 2013

	Company		Company Pro
	Historical	Acquisitions	Forma
Net interest income
Interest income	$91,062,175	$1,637	$91,063,812
Interest expense	35,703,283	—	35,703,283

Net interest income	55,358,892	1,637	55,360,529
Provision for loan losses	450,000	—	450,000

Other income	54,908,892	1,637	54,910,529
Operating lease income	26,599,973	13,154,984	39,754,957
Sale of loans, net	141,046,263	—	141,046,263
Gain (loss) on securities	4,481,847	—	4,481,847
Sale of real estate, net	10,887,448	—	10,887,448
Fee income	5,324,872	—	5,324,872
Net result from derivative transactions	16,635,489	—	16,635,489
Earnings from investment in unconsolidated joint ventures	2,351,878	—	2,351,878
Unrealized gain (loss) on agency interest only securities, net	(1,849,924)	—	(1,849,924)

Total other income	$205,477,846	$13,154,984	$218,632,830

Costs and expenses
Salaries and employee benefits	$47,937,276	$—	$47,937,276
Operating expenses	11,336,738	—	11,336,738
Real estate operating expenses	11,309,438	6,508,407	17,817,845
Fee expense	5,754,432	(2,205,253)	3,549,179
Depreciation and amortization	11,608,986	5,603,467	17,212,453

Total costs and expenses	87,946,870	9,906,621	97,853,491

Income before taxes	172,439,868	3,250,000	175,689,868
Tax expense	3,450,948	—	3,450,948

Net income	168,988,920	3,250,000	172,238,920
Net (income) loss attributable to noncontrolling interest	(697,721)	(112,175)	(809,896)

Net income attributable to preferred and common unit holders/Ladder Capital Corp stockholders	$168,291,199	$3,137,825	$171,429,024

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Pro Forma Consolidated Statement of Income (unaudited)

For the Year Ended December 31, 2012

	Company		Company Pro
	Historical	Acquisitions	Forma
Net interest income
Interest income	$136,198,204	$—	$136,198,204
Interest expense	36,440,373	—	36,440,373

Net interest income	99,757,831	—	99,757,831
Provision for loan losses	448,833	—	448,833

Other income	99,308,998	—	99,308,998
Operating lease income	8,331,338	23,754,759	32,086,097
Sale of loans, net	151,661,150	—	151,661,150
Gain (loss) on securities	19,013,960	—	19,013,960
Sale of real estate, net	1,275,235	—	1,275,235
Fee income	8,787,695	—	8,787,695
Net result from derivative transactions	(35,650,989)	—	(35,650,989)
Earnings from investment in unconsolidated joint ventures	1,256,109	—	1,256,109
Unrealized gain (loss) on agency interest only securities, net	(5,680,893)	—	(5,680,893)

Total other income	$148,993,605	$23,754,759	$172,748,364

Costs and expenses
Salaries and employee benefits	$51,090,424	$—	$51,090,424
Operating expenses	9,571,881	10,154,670	19,726,551
Fee expense	11,961,400	—	11,961,400
Depreciation and amortization	3,640,619	5,059,091	8,699,710

Total costs and expenses	76,264,324	15,213,761	91,478,085

Income before taxes	172,038,279	8,540,998	180,579,277
Tax expense	2,583,999	—	2,583,999

Net income	169,454,280	8,540,998	177,995,278
Net (income) loss attributable to noncontrolling interest	49,084	(18,705)	30,379

Net income attributable to preferred and common unit holders/Ladder Capital Corp stockholders	$169,503,364	$8,522,293	$178,025,657

The accompanying notes are an integral part of these consolidated financial statements.

Ladder Capital Finance Holdings LLLP

Notes to Pro Forma Consolidated Balance Sheet and Statement of Income (Unaudited)

As of and for Nine Months Ended September 30, 2013 and the Year Ended December 31, 2012

1.	ADJUSTMENTS TO THE PRO FORMA CONSOLIDATED BALANCE SHEET AND STATEMENT OF INCOME

Ladder Capital Finance Holdings LLLP serves as the holding company for its wholly-owned subsidiaries that collectively operate as a specialty finance company that provides comprehensive financing solutions to the commercial real estate industry.

The Company’s pro forma consolidated balance sheet as of September 30, 2013 is presented as if the acquisition of our properties located in Richmond, VA and Minneapolis, MN occurred on September 30, 2013.

The Company’s pro forma consolidated statements of income for the nine months ended September 30, 2013 and the year ended December 31, 2012 are presented as if the acquisition of our properties located in Richmond, VA and Minneapolis, MN occurred on January 1, 2012. The Richmond Properties were acquired on June 7, 2013 and as such are already included in the historical results for the nine months ended September 30, 2013, for the period past June 7, 2013, and as of September 30, 2013.

Company Historical

Reflects the Company’s historical consolidated balance sheet as of September 30, 2013 and statements of income for the nine months ended September 30, 2013 and the year ended December 31, 2012.

Acquisition

Reflects the acquisition adjustments made to present the Company’s balance sheet as of September 30, 2013 as though the acquisitions above had occurred on September 30, 2013 and statements of income for the nine months ended September 30, 2013 and the year ended December 31, 2012 as though the acquisitions above had occurred on January 1, 2012.

Balance Sheet Adjustments

The most significant adjustments made in preparing the unaudited pro forma information for the consolidated balance sheet were to: (i) include the real estate acquired, (ii) include escrow deposits on real estate (included in other assets), (iii) include the repurchase agreement financing, net of cash received from operations of the Properties, and (iv) reflect additional allocation of net income to the components of Total Capital. The details are provided below.

	As of September 30, 2013
	Cash and Cash Equivalents	Real Estate, net	Other Assets	Repurchase Agreements	Other Liabilities	Total Partners’	Noncontrolling interest
Office Building in Minneapolis, MN	$(447,340)	$51,520,000	$2,045,917	$52,425,528	$179,232	$(894,575)	$1,408,392

	$(447,340)	$51,520,000	$2,045,917	$52,425,528	$179,232	$(894,575)	$1,408,392

Statement of Income Adjustments

The most significant adjustments made in preparing the unaudited pro forma information for the consolidated statements of income were to: (i) include the operating lease income, (ii) include the incremental depreciation, (iii) include operating expenses and, (iv) exclude transaction costs. The details are provided below.

Included in operating lease income is base rent, presented on a straight-line basis, which approximates actual rent.

	For the Nine Months Ended September 30, 2013
	Operating Lease Income	Interest Income	Depreciation	Operating Expenses	Acquisition Cost	Net (income) loss attributable to noncontrolling interest
Office Building in Richmond, VA	$7,660,816	$1,637	$4,708,181	$2,983,624	$(2,205,253)	$(4,765)
Office Building in Minneapolis, MN	5,494,168	—	895,286	3,524,783	—	(107,410)

	$13,154,984	$1,637	$5,603,467	$6,508,407	$(2,205,253)	$(112,175)

	For the Year Ended December 31, 2012
	Operating Lease Income	Interest Income	Depreciation	Operating Expenses	Acquisition Cost	Net (income) loss attributable to noncontrolling interest
Office Building in Richmond, VA	$17,495,246	$—	$3,865,376	$5,654,246	$—	$(17,467)
Office Building in Minneapolis, MN	6,259,513	—	1,193,714	4,500,424	—	(1,238)

	$23,754,759	$—	$5,059,091	$10,154,670	$—	$(18,705)